Exhibit 4.58

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of March 2, 2021, and is made and entered into between Goldenmare Limited, a Marshall Islands corporation (“Buyer”), and Globus Maritime Limited (the “Company”) with respect to the following facts:

A.	Buyer is an entity affiliated with the Chief Executive Officer of the Company.

B.	The Company desires to issue and sell to Buyer, and Buyer desires to purchase from the Company, 10,000 Series B preferred shares, par value $0.001 per share, upon the terms and conditions set forth in this Agreement.

Accordingly, for and in consideration of the premises, the mutual promises, covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and the Company, intending to be legally bound, do hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1      Sale and Purchase of Shares.  On and subject to the terms and conditions of this Agreement, effective as of the Closing Date, Buyer shall purchase from the Company, and the Company shall issue to Buyer, 10,000 Series B preferred shares, par value $0.001 per share (the “Shares”), of the Company for the consideration specified in Section 1.2 and upon the terms and conditions set forth in this Agreement.

Section 1.2      Purchase Price.  The purchase price for the Shares (the “Purchase Price”) is $130,000. The entire Purchase Price shall be paid by way of cancellation of an amount equal to the Purchase Price that is already owed by the Company to Buyer.  The Company and Buyer each hereby agree that, effective upon issuance of the Shares to Buyer, the Purchase Price is deemed paid, and the amount that the Company owes to Buyer for previous consultancy services already rendered by Buyer, shall be reduced, on a dollar for dollar basis, in an amount equal to the Purchase Price.

Section 1.3      Closing Date; Deliveries.  The closing shall occur on the date hereof, or such other date as the parties hereto may agree to (the “Closing Date”).  On the Closing Date, the Company shall deliver to Buyer a share certificate (or evidence of shares issued in uncertificated form) representing the Shares issued in the name of Buyer.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

To induce Buyer to enter into and perform its obligations under this Agreement, the Company hereby represents and warrants to Buyer, and covenants with Buyer, as follows:

Section 2.1      Authority and Capacity.  The Company has all requisite power, authority and capacity to enter into this Agreement.

Section 2.2      Binding Agreement.  This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes the Company’s valid and binding agreement, enforceable against the Company in accordance with and subject to its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 2.3      Valid Issuance. Each of the Shares to be issued and sold pursuant to this Agreement have been duly authorized in accordance with the articles of incorporation of the Company and, when issued and delivered after full payment therefor has been received, will be validly issued, fully paid and non-assessable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

To induce the Company to enter into and perform their obligations under this Agreement, Buyer represents and warrants to the Company as follows:

Section 3.1      Authority and Capacity.  Buyer has all requisite power, authority and capacity to enter into this Agreement. The execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transaction contemplated hereby will not, result in a breach of or default under any agreement to which Buyer is a party or by which Buyer is bound.

Section 3.2      Binding Agreement.  This Agreement has been duly authorized and validly executed and delivered by Buyer and constitutes Buyer’s valid and binding agreement, enforceable against Buyer in accordance with and subject to its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 3.3      Disclosure.    As an affiliate of the Chief Executive Officer of the Company, Buyer is familiar with the reports and documents filed by the Company with the Securities and Exchange Commission (the “Commission”) since January 1, 2018.

Section 3.4      Investment Representations.  Buyer is acquiring the Shares for Buyer’s own account and is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer is (a) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act, (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, (c) was advised by the Company to obtain United States counsel, either obtained United States counsel or had a full and fair opportunity and the means to obtain United States counsel, (d) is able to bear the economic risk of such investment and is able to afford a complete loss of such investment and (e) it was provided access to all information regarding the Company and its business as Buyer desired, and was offered the opportunity to ask questions of management of the Company and to receive any documents and information on the Company. Buyer has no present intention of selling or granting any participation in or otherwise distributing the Shares. Buyer was not formed for the purpose of acquiring the Shares. If Buyer should in the future decide to dispose of any of the Shares, Buyer understands and agrees (a) that it may do so only in compliance with the Securities Act and applicable state or other securities laws, as then in effect, including a sale contemplated by any registration statement pursuant to which such securities are being offered, or pursuant to an exemption from the Securities Act, and (b) that stop-transfer instructions to that effect may be in effect with respect to the Shares. Buyer further understands and agrees that there is no public trading market for the Shares, that none is expected to develop, and that the Shares must be held indefinitely unless and until they are registered under the Securities Act or an exemption from registration is available.

Section 3.5     Restricted Securities.  Buyer understands that the Shares may be characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold (i) without registration under the Securities Act only in certain limited circumstances or (ii) if such resale is registered under the Securities Act. Buyer (i) acknowledges that after the Closing Date and/or after issuance of the Shares, Buyer may be deemed an “affiliate” of the Company under the Securities Act, (ii) acknowledges understanding the additional restrictions under the Securities Act applicable to affiliates of the Company, and (iii) either (a) confirms having discussed such restrictions with United States securities counsel or (b) acknowledges that it both the means and a full and fair opportunity to obtain United States securities counsel and discuss such restrictions prior to entering into this Agreement. Buyer understands that any certificates or statements evidencing any Shares may bear a legend relating to the Securities Act.

ARTICLE IV

MISCELLANEOUS

Section 4.1      Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

Section 4.2      Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of New York without reference to, and regardless of, any applicable choice or conflicts of laws principles.

Section 4.3      Counterparts.  This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed electronically or by PDF.

Section 4.4      Further Assurances.  Each of the parties hereto shall from time to time at the request of any other party hereto, and without further consideration, execute and deliver to such other party such further documents, agreements and certificates and take such other action as such other party may reasonably request in order to more effectively fulfill the purposes of this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

GLOBUS MARITIME LIMITED

By:	/s/ Olga Lambrianidou
Name: Olga Lambrianidou
Title:Corporate Secretary

GOLDENMARE LIMITED

By:	/s/ Athanasios Feidakis
Name: Athanasios Feidakis
Title: President